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                                                                     EXHIBIT 2.1

                         PLAN AND AGREEMENT OF MERGER


     This PLAN AND AGREEMENT OF MERGER (this "Merger Plan") is entered into on this 22nd day of September, 1999, pursuant to Section 92A.100 of the Nevada General Corporation Law, as amended (the "NGCL"), and Article 5.01 of the Texas Business Corporation Act, as amended (the "TBCA"), by and between Midcoast Energy Resources, Inc., a Nevada corporation ("Midcoast-NV"), and Midcoast Pipeline, Inc., a Texas corporation ("Midcoast-TX"). Midcoast-NV and Midcoast-TX are collectively referred to herein as the "Constituent Corporations."

                             W I T N E S S E T H:

     Whereas, Midcoast-NV is a corporation duly organized and existing under the laws of the State of Nevada, and has authorized capital stock of 31,250,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.001 per share;

     Whereas, Midcoast-TX is a corporation duly organized and existing under the laws of the State of Texas, and has authorized capital stock of 31,250,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.001 per share;

     Whereas, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations that Midcoast-NV be merged with and into Midcoast-TX, with Midcoast-TX being the surviving corporation (the "Merger"), as authorized by the laws of the State of Nevada and the State of Texas, under and pursuant to the terms and conditions hereinafter set forth, and the Board of Directors of each of the Constituent Corporations has duly approved this Merger Plan and recommended its approval to the stockholders of each of the Constituent Corporations; and

     Whereas, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

     Now, therefore, in consideration of the mutual and dependent covenants and agreements herein contained, and for the purpose of setting forth the terms and conditions of the Merger, the mode of carrying the same into effect, and such other details and provisions as are deemed necessary or desirable, the parties hereto have agreed and do hereby agree, subject to the approval of this Merger Plan by the requisite consent of the stockholders of each of the Constituent Corporations, and subject to the conditions hereinafter set forth, as follows:

     1. MERGER. At the Effective Time (as defined in Section 6 below) of the Merger, Midcoast-NV shall be merged with and into Midcoast-TX, with Midcoast-TX being the surviving corporation, which shall not be a new corporation, but which shall continue its corporate existence as a Texas corporation to be governed by the laws of the State of Texas.

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     2.   TERMS AND CONDITIONS OF MERGER.  At the Effective Time of the Merger:

          (a) The Constituent Corporations shall be a single corporation, which shall be Midcoast-TX, the corporation designated herein as the surviving corporation.

          (b) The separate corporate existence of Midcoast-NV shall cease.

          (c) Midcoast-TX shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each Constituent Corporation; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to any Constituent Corporation on whatever account, as well as for stock subscriptions, and all other things in action or belonging to each Constituent Corporation shall be vested in Midcoast-TX; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of Midcoast-TX as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporation shall thenceforth attach to Midcoast-TX and may be enforced against Midcoast-TX to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Specifically, but not by way of limitation, any action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation shall be prosecuted as if the Merger had not taken place, or Midcoast-TX may be substituted in such action or proceeding.

          (d) All corporate acts, plans, policies, contracts, approvals and authorizations of the Constituent Corporations and their stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time of the Merger, shall be taken for all purposes as the acts, plans, policies, contracts, approval and authorizations of Midcoast-TX and shall be effective and binding thereon as the same were with respect to the Constituent Corporations.

          (e) The assets, liabilities, reserves and accounts of each Constituent Corporation shall be recorded on the books of Midcoast-TX, the surviving corporation, in accordance with generally accepted accounting principles, and the capital surplus and retained earnings of Midcoast-TX, the surviving corporation, shall be determined in accordance with generally accepted accounting principles, by the Board of Directors of Midcoast-TX.

     3. CANCELLATION OF MIDCOAST-TX STOCK. At the Effective Time, each share of common stock, par value $.01 per share, of Midcoast-TX ("Midcoast-TX Common Stock") then issued and outstanding shall, without any action on the part of the sole stockholder thereof, be cancelled and cease to exist, and, at or before the Effective Time, the stockholder of the then issued and outstanding shares of Midcoast-TX Common Stock shall surrender each outstanding certificate or certificates theretofore representing shares of Midcoast-TX Common Stock.

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     4.   MIDCOAST-NV COMMON STOCK.  At the Effective Time of the Merger, each share of common stock, par value $.01 per share, of Midcoast-NV ("Midcoast-NV Common Stock") issued and outstanding immediately preceding the Effective Time of the Merger shall, without any action on the part of the stockholders thereof, be converted into an identical number of shares of Midcoast-TX Common Stock.

     5.   ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS.

          (a) The Articles of Incorporation of Midcoast-TX as existing and constituted immediately prior to the Effective Time of the Merger shall, at and after the Effective Time of the Merger, be and constitute the Articles of Incorporation of Midcoast-TX, as the corporation surviving the Merger.

          (b) The Bylaws of Midcoast-TX as existing and constituted immediately prior to the Effective Time of the Merger shall, at and after the Effective Time of the Merger, be and constitute the Bylaws of Midcoast-TX, as the corporation surviving the Merger, until amended in the manner provided by law.

          (c) The names and addresses of the persons who, upon the Effective Time, shall constitute the board of directors of Midcoast-TX, as the corporation surviving the Merger, and who shall hold office until their successor(s) are elected and qualified, are as follows:

NAME                             POSITION                      ADDRESS
- ------------------------   ---------------------   --------------------------------
Dan C. Tutcher             Chairman of the Board   1100 Louisiana, Suite 2950
                                                   Houston, TX 77002
I. J. Berthelot, II        Director                1100 Lousiana, Suite 2950
                                                   Houston, TX 77002
Ted Collins, Jr.           Director                Collins & Ware, Inc.
                                                   508 West Wall Street, Suite 1200
                                                   Midland, TX 78701
Curtis J. Dufour, III      Director                1374 U.S. Hwy 11
                                                   Petal, MS 39465
Richard N. Richards        Director                5127 E. El Roble Street
                                                   Long Beach, CA 90815
Bruce M. Withers           Director                Withers Enterprises
                                                   67 Bridgeberry Place
                                                   The Woodlands, TX 77381

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          (d) The names and addresses of the persons who, upon the Effective
Time, shall constitute the officers of Midcoast-TX, as the corporation surviving the Merger, and who shall hold office, subject to the bylaws of Midcoast-TX, until their successor(s) are elected and qualified, are as follows:

NAME                                    POSITION                            ADDRESS
- ----------------------   ---------------------------------------   --------------------------
Dan C. Tutcher           President and Chief Executive Officer     1100 Louisiana, Suite 2950
                                                                   Houston, Texas 77002
I. J. Berthelot, II      Executive Vice President and Chief        1100 Louisiana, Suite 2950
                         Operating Officer                         Houston, Texas 77002
Richard A. Robert        Chief Financial Officer and Treasurer     1100 Louisiana, Suite 2950
                                                                   Houston, TX 77002
Duane Herbst             Vice President of Corporate Affairs       710 Buffalo, Suite 800
                         and Secretary                             Corpus Christi, TX 78401
E. P. "Lou" Marinos      Vice President of Administration          1100 Louisiana, Suite 2950
                                                                   Houston, TX 77002
Bill Bray                Vice President of Business Development    1100 Louisiana, Suite 2950
                                                                   Houston, TX 77002
E. Chris Kaitson         Assistant Secretary                       1100 Louisiana, Suite 2950
                                                                   Houston, TX 77002


     6. APPROVAL AND EFFECTIVE TIME OF MERGER. This Merger Plan shall be submitted to the stockholders of each of the Constituent Corporations as provided by the NGCL and the TBCA. After the approval of this Merger Plan by the stockholders of each Constituent Corporation in accordance with the requirements of the NGCL and the TBCA, all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the Merger under the provisions of the NGCL, the TBCA and this Merger Plan. The Merger shall become effective upon the issuance of certificates of merger by each of the Secretaries of State of the States of Nevada and Texas subsequent to the filing of (i) Articles of Merger by the Constituent Corporations with Secretary of State of the State of Texas and (ii) Articles of Merger by the Constituent Corporations with the Secretary of State of the State of Nevada, which filings shall occur on the date this Merger Plan is executed and delivered by the parties hereto (the "Effective Time").

     7.   OTHER PROVISIONS.

          (a) If at any time Midcoast-TX shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, or record or otherwise, in Midcoast-TX the title to any property or rights of Midcoast-NV acquired or to be acquired by or as a result of the Merger, the proper officers and directors of the Constituent Corporations, respectively, shall be, and they hereby are, severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Midcoast-TX or Midcoast-NV to vest, perfect or confirm title to such property or rights in Midcoast-TX and otherwise carry out the purposes of this Merger Plan.

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          (b) This Merger Plan may be terminated at any time prior to the
Effective Time of the Merger, whether before or after action thereon by the stockholders of the Constituent Corporations (if such stockholder approval is required), by mutual consent of the Constituent Corporations, expressed by action of their respective Boards of Directors.

          (c) For the convenience of the parties and to facilitate the filing and recording of this Merger Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

          (d) This Merger Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of all parties hereto.

          (e) Pusuant to NGCL (S) 92A.390, Midcoast-NV stockholders have no dissenters rights because the Company's securities are listed on the AMEX.

                            [SIGNATURE PAGE FOLLOWS]

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    IN WITNESS WHEREOF, the parties hereto have caused this Merger Plan to be executed as of the date first above written.


                              MIDCOAST PIPELINE, INC.
                              A TEXAS CORPORATION


                              By: /s/ Dan C. Tutcher
                                  ------------------------------
                                  Dan C. Tutcher
                                  President and Secretary


                              MIDCOAST ENERGY RESOURCES, INC.
                              A NEVADA CORPORATION


                              By: /s/ Dan C. Tutcher
                                  -------------------------------
                                  Dan C. Tutcher
                                  President and Chief Executive Officer

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